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                                                               Exhibit 99.B13(B)


                             THE BEAR STEARNS FUNDS
                              AMENDED AND RESTATED
                           SHAREHOLDER SERVICING PLAN

      This Shareholder Servicing Plan (the "Plan") is adopted as of September 8, 1997, as amended February 10, 1999, by The Bear Stearns Funds, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Fund"), on behalf of the classes of shares of its Portfolios (the "Portfolios") as set forth in Schedule I, as amended from time to time, subject to the following terms and conditions:

      Section 1. Service Agreements; Annual Fees.

      Shareholder Servicing Agreements. The Fund and the Distributor of the Fund, Bear, Stearns & Co. Inc., (the "Distributor") are each authorized to enter into Shareholder Servicing Agreements on behalf of the Portfolios (the "Agreements"), the form of which shall be approved by the Board of Trustees of the Fund (the "Board"), with financial institutions and other persons who provide shareholder liaison services ("Service Providers") as set forth in this Plan.

      Shareholder Servicing Fee. Each Portfolio will pay either (i) to the Distributor, who may, in turn, pay Service Providers or, (ii) directly to Service Providers, a shareholder servicing fee under the Plan at an annual rate of up to 0.25% of the average daily net assets of the Portfolio attributable to the classes of shares as listed on Schedule 1 (the "Servicing Fee"). Provided, however, that no Portfolio shall directly or indirectly pay any amounts, whether Payments (as defined in the Agreements) or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc.

      Adjustment to Fees. Each class of any Portfolio may pay a Servicing Fee to the Distributor at a lesser rate than the fees specified in Section I hereof as agreed upon by the Board of Trustees and the Distributor and approved in the manner specified in Section 3 of this Plan.

      Payment of Fees. The Servicing Fees will be calculated daily and paid monthly by each Portfolio with respect to each class of shares at the annual rates indicated above.

      Section 2. Expenses Covered by the Plan.

      Servicing Fees may be used for payments to Service Providers who provide personal or account maintenance services to their customers who may from time to time beneficially own shares to the extent the Distributor or Service Provider is permitted to do so under applicable statutes, rules and regulations. Such services may include: (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders' other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) responding to shareholder inquiries relating to the services performed; (vi) responding to routine inquiries from shareholders concerning their investments; (vii) providing subaccounting with respect to shares beneficially owned by shareholders, or the information to the
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Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with our service contractors; (x) assisting shareholders in changing dividend options, account designations and addresses; (xi) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as the Fund may reasonably request to the extent the Distributor or financial institution is permitted to do so under applicable statutes, rules and regulations.

      Section 3. Approval of Trustees.

      As to any Portfolio or Class, neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees of the Fund and (b) those Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

      Section 4. Continuance of the Plan.

      The Plan will continue in effect for successive twelve-month periods: provided, however, that such continuance as to any Portfolio or Class is specifically approved at least annually by the Trustees of the Fund and by a majority of the Qualified Trustees.

      Section 5. Termination.

      The Plan may be terminated at any time with respect to a Portfolio or Class (i) by the Portfolio without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the classes of shares of the Portfolio listed on Schedule I or (ii) by a vote of the Qualified Trustees. The Plan may remain in effect with respect to a Portfolio even if the Plan has been terminated in accordance with this Section 5 with respect to any other Portfolio.

      Section 6. Amendments.

      No material amendment to the Plan may be made unless approved by the Portfolio's Board of Trustees in the manner described in Section 3 above.

      Section 7. Written Reports.

      In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Portfolio pursuant to the Plan or any related agreement will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports which set out the amounts expended under the Plan and the purposes for which those expenditures were made.


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      Section 8. Preservation of Materials.

      The Portfolio will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 7 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

      Section 9. Limit of Liability.

      The limitation of shareholder liability set forth in the Fund's Declaration of Trust is hereby acknowledged. The obligations of the Fund under this Plan, if any, shall not be binding upon the Trustees individually or upon holders of shares of the Fund individually but shall be binding only upon the assets and property of the Fund, and upon the Trustees insofar as they hold title thereto.

      Section 10. Meanings Of Certain Terms.

      As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Investment Company Act of 1940 by the Securities and Exchange Commission.

                                    THE BEAR STEARNS FUNDS

                                    By:_________________________


                                    BEAR, STEARNS & CO. INC.

                                    By:_________________________


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                                   SCHEDULE I

      This Shareholder Servicing Plan shall be adopted with respect to the following Portfolios of The Bear Stearns Funds:

FUND                               Class A          Class B         Class C
----                               -------          -------         -------
S&P STARS Portfolio                 .25%             .25%            .25%
Large Cap Value Portfolio           .25%             .25%            .25%
Small Cap Value Portfolio           .25%             .25%            .25%
Income Portfolio                    .25%             .25%            .25%
The Insiders Select Fund            .25%             .25%            .25%
Focus List Portfolio                .25%             .25%            .25%
Balanced Portfolio                  .25%             .25%            .25%
High Yield Total Return             .25%             .25%            .25%
Portfolio
International Equity Portfolio      .25%             .25%            .25%
Emerging Markets Debt               .25%             .25%            .25%
Portfolio

Reapproved February 4, 1998 to be reapproved no later than March 31, 1999 Reapproved February 10, 1999 to be reapproved no later than March 31, 2000



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